Exhibit 99.1

ZipRealty Announces First Quarter 2011 Results

Adjusted EBITDA loss narrowed to $2.8 million compared with a loss of $5.0 million in the prior year

Corporate restructuring and transition to independent contractor model completed during the quarter

Net revenues, excluding markets closed during the quarter, of $19.0 million, a decrease of 13% from the year earlier period

EMERYVILLE, Calif. – May 2, 2011 - ZipRealty, Inc. (NASDAQ: ZIPR) today announced financial results for the first quarter. Net revenues were $19.7 million, a 23% decrease from the $25.8 million reported in the first quarter last year. Net revenues, excluding markets closed during the first quarter of 2011, were $19.0 million, a 13% decrease from the $21.9 million in the first quarter last year. The Company’s net loss for the quarter was $5.9 million or $0.29 per share, compared to a net loss of $6.2 million, or $0.31 per share, in the year-ago period. Adjusted EBITDA for the quarter was a $2.8 million loss versus an Adjusted EBITDA loss of $5.0 million in the first quarter last year.

Lanny Baker, President and CEO of ZipRealty, commented, “Our plans to focus and re-energize ZipRealty began to take hold in the first quarter. Our first objective is to put the Company on a profitable footing, and the corporate restructuring undertaken in January eliminated under-performing markets and sharply reduced operating expenses in nearly every category. As a result, we were able to reduce our Adjusted EBITDA loss significantly compared to a year ago even though revenue declined by more than 23% year-to-year. We have more to do and as we enter our stronger seasons, we continue to expect ZipRealty to achieve positive Adjusted EBITDA for the year.”

Mr. Baker continued, “We are also making progress on our other primary objective: Positioning ZipRealty to capitalize fully on our core strengths in customer service, industry-leading technology, and efficient online marketing capabilities. Specifically, we’ve transitioned to independent contractors and assembled a more experienced agent force than ever before. We’ve updated the ziprealty.com website to better showcase the most comprehensive local home listings database in the business and to strengthen the Company’s customer acquisition funnel. And, we are enthusiastic about the first 90 days of progress in our new Powered by Zip program, in which we are providing leading local brokerages in the Atlanta and Tucson markets with indispensible tools and marketing support to grow their business.”

The Company announced the following operating metrics for the first quarter of 2011:

•

The total value of real estate transactions closed decreased to $0.8 billion in the first quarter of 2011 versus $1.1 billion in the same period last year. The total value of real estate transactions closed in the Company’s remaining markets was $0.8 billion in the first quarter of 2011 versus $0.9 billion in the same period last year.

•

The total number of transactions closed was 3,636 compared to 4,903 in the same period last year. Total transactions closed in the Company’s remaining markets were 3,428 compared to 3,904 in the last year.

•

Average net transaction revenue per close was $5,058 compared to $5,067 in the same period last year. Average net transaction revenue per close in the Company’s remaining markets was $5,159 compared to $5,365 last year.

•

At March 31, 2011, there were 2,422 ZipRealty agents engaged, down from 3,017 agents at the end of the first quarter last year and 3,403 agents at December 31, 2010. During the quarter, approximately 700 agents were terminated in connection with closing underperforming markets.

Balance Sheet & Liquidity

As of March 31, 2011, the Company had approximately $26.7 million of cash, cash equivalents and short-term investments, with no long-term debt. The Company used $1.2 million in cash during the first quarter for restructuring activities, and cash, cash equivalents and short-term investments decreased by approximately $5.7 million since December 31, 2010.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure it refers to as Adjusted EBITDA. The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that the Company does not consider reflective of its ongoing core operating performance. This non-GAAP measure is provided to enhance the user's overall understanding of ZipRealty’s current financial performance and its prospects for the future, particularly in comparison to the practices of other reasonably similar firms. ZipRealty believes this non-GAAP measure provides useful information to both management and investors by excluding certain items it believes are not reflective of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP measure presents key information the Company uses for planning, forecasting its future operations and as a measure for determining management compensation. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most comparable GAAP measure, Net Income (Loss) is provided in the attached tables.

Conference Call Details

A conference call to discuss first quarter financial results will be webcast live on Monday, May 2, 2011 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 800-265-0241, passcode: 95899780. A replay of the call will also be available through May 9, 2011 at 888-286-8010 and passcode: 73025568.

About ZipRealty, Inc.

ZipRealty is a leading full-service residential real estate brokerage focused on finding better, faster ways to connect clients with the information, tools and professional services they value to complete their residential real estate transactions. The Company serves its clients through its combination of a leading online presence, robust proprietary technology and knowledgeable local real estate professionals in the field. The Company’s award-winning, user-friendly website and mobile applications give its clients on-the-go access to comprehensive local Multiple Listing Services home listings data, as well as other relevant market and neighborhood information and tools. The Company's proprietary technology, including its agent productivity platform, helps increase the efficiency of real estate agents while reducing customer acquisition and management costs, allowing the Company to invest in making its value proposition differentiated and more attractive to both clients and agents. Founded in 1999, the Company operates in 23 major markets in 18 states and the District of Columbia. The Company also has referral arrangements with third-party brokerages in two markets where it does not conduct its own brokerage operations. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the Company’s first objective of profitability, the Company’s expectation that it is entering its stronger seasons and will achieve positive Adjusted EBITDA in 2011, and the Company’s positioning to capitalize fully on its core strengths in customer service, industry-leading technology, and efficient online marketing capabilities, including the success of its new “Powered by Zip” model. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s history of losses and expectations concerning future losses, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels, foreclosure processing delays and the impact of government programs, recently announced changes to the Company’s business model and operations that may not realize intended results, the Company’s ability to remain an innovation leader in its industry, to adapt to changes in technologies and practices relating to the nature and use of information, to comply with often complex federal and state laws and regulations concerning its agent classification, compensation, termination and other business practices, to attract, retain and incentivize agents and key personnel, to grow local market share in the face of intense competition, to access leads and MLS listings from third parties that it does not control, to develop, maintain and protect a strong brand identity, to protect arrangements for diversifying its revenue stream, to manage the growth of technology and control systems, and to successfully integrate new members of the management team, the Company’s testing of offering alternatives to rebates, the impact of website advertising and lead generation services on the visit-to-transaction pathway of potential customers, the Company’s pursuit of revenue growth opportunities that may reduce its profit margins, seasonality, systems interruptions, delays and failures, geographic concentration, the protection and defense of the Company’s intellectual property rights, and other risk factors set forth in the Company's Form 10-K for the year ended December 31, 2010. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended March 31,
	2011	2010
Net transaction revenues	$18,392	$24,841
Marketing and other revenues	1,353	947

Net revenues	19,745	25,788

Operating expenses
Cost of revenues	10,959	15,306
Product development	1,949	2,415
Sales and marketing	8,155	10,766
General and administrative	2,357	3,609
Restructuring charges, net	2,264	—

Total operating expenses	25,684	32,096

Loss from operations	(5,939)	(6,308)

Other income (expense), net:
Interest income	28	89
Other income, net	—	—

Total other income, net	28	89

Loss before income taxes	(5,911)	(6,219)

Provision for (benefit from) income taxes	—	—

Net loss	$(5,911)	$(6,219)

Net loss per share:
Basic and diluted	$(0.29)	$(0.31)

Weighted average common shares outstanding:
Basic and diluted	20,494	20,342
Supplemental operating data (unaudited)
Number of agents at beginning of period	3,403	3,085
Number of agents at end of period	2,422	3,017
Total value of real estate transactions closed during period (in billions)	$0.79	$1.08
Number of transactions closed during period (1)	3,636	4,903
Average net revenue per transaction during period (2)	$5,058	$5,067
Total value of real estate transactions closed during period, excluding closed markets (in billions)	$0.76	$0.93
Number of transactions closed during period, excluding closed markets (1)	3,428	3,904
Average net revenue per transaction during period, excluding closed markets (2)	$5,159	$5,365

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Reconciliation of non-GAAP adjusted EBITDA to net loss (unaudited, in thousands)

The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that it does not consider reflective of its ongoing core operating performance. The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its core operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are reflective of its core operating performance.

	Three Months Ended March 31,
	2011	2010
GAAP net loss as reported	$(5,911)	$(6,219)
Add back:
Interest income	(28)	(89)
Depreciation and amortization	489	603
Stock-based compensation expense	388	695
Restructuring charges, net	2,264	—

Adjusted EBITDA	$(2,798)	$(5,010)

ZipRealty, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$15,203	$13,393
Short-term investments	11,448	18,948
Accounts receivable, net of allowance of $101 and $103, respectively	1,771	1,959
Prepaid expenses and other current assets	2,074	2,123

Total current assets	30,496	36,423

Restricted cash	390	390
Property and equipment, net	2,614	2,712
Intangible assets, net	21	28
Other assets	251	252

Total assets	$33,772	$39,805

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,209	$2,275
Accrued expenses and other current liabilities	6,001	7,450
Accrued restructuring charges	1,043	—

Total current liabilities	9,253	9,725

Other long-term liabilities	126	179

Total liabilities	9,379	9,904

Stockholders’ equity:
Common stock: $0.001 par value; 24,138 and 24,136 shares issued and 20,543 and 20,541 outstanding, respectively	24	24
Additional paid-in capital	156,794	156,384
Accumulated other comprehensive loss	6	13
Accumulated deficit	(114,836)	(108,925)
Treasury stock, at cost: 3,595 and 3,595 shares, respectively	(17,595)	(17,595)

Total stockholders’ equity	24,393	29,901

Total liabilities and stockholders’ equity	$33,772	$39,805

ZipRealty, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net loss	$(5,911)	$(6,219)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	482	596
Amortization of intangible assets	7	7
Stock-based compensation expense	388	695
Non-cash restructuring charges	54	—
Provision for doubtful accounts	(2)	31
Amortization of short-term investment premium (discount)	93	154
Changes in operating assets and liabilities
Accounts receivable	190	(454)
Prepaid expenses and other current assets	49	152
Other assets	1	54
Accounts payable	(66)	656
Accrued expenses and other current liabilities	(1,449)	(850)
Accrued restructuring charges	1,043	—
Other long-term liabilities	(53)	(50)

Net cash used in operating activities	(5,174)	(5,228)

Cash flows from investing activities
Proceeds from sale and maturity of short-term investments	7,400	943
Purchases of property and equipment	(421)	(559)

Net cash provided by investing activities	6,979	384

Cash flows from financing activities
Proceeds from stock option exercises	5	45
Acquisition of treasury stock	—	(169)

Net cash provided by (used in) financing activities	5	(124)

Net increase (decrease) in cash and cash equivalents	1,810	(4,968)

Cash and cash equivalents at beginning of period	13,393	23,737

Cash and cash equivalents at end of period	$15,203	$18,769